Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of ScanTech AI Systems, Inc. of our report related to the audit of Mars Acquisition Corp. dated February 10, 2025, which includes an explanatory paragraph as to Mars Acquisition Corp.’s ability to continue as a going concern, relating to the financial statements of Mars Acquisition Corp. as of September 30, 2024 and 2023 and for the years then ended, appearing in the Registration Statement (No. 333-284806) on Form S-1 and related Prospectus of ScanTech AI Systems, Inc.

/s/ Freed Maxick P.C. (f/k/a Freed Maxick CPAs, P.C.)

Buffalo, New York

February 18, 2025